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                                                                       Exhibit 5


                     [LETTERHEAD OF SIMPSON THACHER & BARTLETT]


                                   January 13, 1999


Evenflo Company, Inc.
Northwoods Business Center II
707 Crossroads Court
Vandalia, Ohio  45377

Ladies and Gentlemen :

          We have acted as counsel to Evenflo Company, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $110,000,000 aggregate principal amount of its 113/4% Series B Senior Notes due 2006 (the "Exchange Notes"). The Exchange Notes will be issued under an indenture (the "Indenture") between the Company and Marine Midland Bank, as Trustee. The Exchange Notes will be offered by the Company in exchange for $110,000,000 aggregate principal amount of its outstanding 113/4% Senior Notes due 2006 (the "Notes").

          We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions


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expressed herein.  As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming the Indenture has been duly authorized and validly executed and delivered by the parties thereto, when (a) the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company has or have taken all necessary corporate action to approve the issuance and terms of the Exchange Notes, the terms of the exchange and related matters, and (b) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

          We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York.


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          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                             Very truly yours,

                                             /s/ SIMPSON THACHER & BARTLETT
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                                             SIMPSON THACHER & BARTLETT